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                        CONSENT OF INDEPENDENT AUDITORS



Administrative Committee
Commercial BancShares, Inc.
Employee Stock Ownership Plan
 (Containing Section 401(k) Provisions)
Parkersburg, West Virginia


          We consent to incorporation by reference of our report dated June 20, 1994 relating to the statements of net assets available for benefits of Commercial BancShares, Inc. Employee Stock Ownership Plan (Containing Section 401(k) Provisions) as of December 31, 1993 and 1992 and the related statements of changes in net assets available for benefits for the years then ended, which appears in Commercial BancShares, Inc.'s Form 11K for 1993.



                          /s/ Harman, Thompson, Mallory & Ice, A.C.
                              Certified Public Accountants



Parkersburg, West Virginia
June 28, 1994

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